UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 16, 2013

HMS Income Fund, Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Maryland	814-00939	45-3999996
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment of the Credit Facility

On August 16, 2013, HMS Income Fund, Inc. (referred to herein as the “Company”) entered into the First Amendment (the “Amendment”) to the Company’s credit agreement dated May 24, 2012 (the “Credit Agreement”) with Capital One, National Association, as the administrative agent (the “Administrative Agent”). Pursuant to the Amendment, the Company exercised its right under the Credit Agreement to increase its borrowing capacity from $15 million to $25 million.

Borrowings under the Credit Agreement bear interest, subject to the Company’s election, on a per annum basis equal to (i) the applicable LIBOR rate plus 2.75% or (ii) the base rate plus 1.5%. The base rate is defined as the higher of (a) the prime rate or (b) the Federal Funds Rate (as defined in the credit agreement) plus 0.5%. The Company pays unused commitment fees of 0.25% per annum on the unused lender commitment under the Credit Agreement. Borrowings under the Credit Agreement are secured by all of the Company’s assets as well as all of the assets, and a pledge of equity ownership interests, of any future subsidiaries of the Company, which would be joined as guarantors. The Credit Facility has an accordion provision allowing increases in borrowing of up to an additional $50 million, for a total facility of up to $75 million, subject to certain conditions. The terms of payment were not modified by the Amendment.

The Credit Agreement contains affirmative and negative covenants usual and customary for leveraged financings, including, but not limited to: (i) maintaining an interest coverage ratio of at least 2.0 to 1.0 (ii) maintaining an asset coverage ratio of at least 2.25 to 1.0 and (iii) maintaining a minimum adjusted tangible net worth of at least 80% of the Company’s adjusted tangible net worth on the closing date of the credit facility. Additionally, the Company must provide information to the Administrative Agent on a regular basis, preserve the Company’s corporate existence, comply with applicable laws, including the Investment Company Act of 1940, as amended, pay obligations when they become due, and invest the proceeds of their offering in accordance with its investment objectives and strategies. Further, the Credit Agreement contains usual and customary default provisions including, without limitation: (i) a default in the payment of interest and principal; (ii) insolvency or bankruptcy of the Company; (iii) a material adverse change in the Company’s business; or (iv) breach of any covenant, representation or warranty in the Credit Agreement or other credit documents and failure to cure such breach within defined periods. The maturity date is May 24, 2015, and the Company has two, one-year extension options.

The Amendment also adds certain covenants to the Credit Agreement that are intended to protect the lenders security interests in the collateral, particularly as it relates to the Company’s investment adviser, HMS Adviser LP, an affiliate of Hines (the “Adviser”) and the related investment advisory agreement between the Company and the Adviser (the “Advisory Agreement”), including requirements that the Company (i) notify the Administrative Agent of the occurrence of certain events relating to the Adviser or certain breaches under the Advisory Agreement and (ii) seek written approval from the Administrative Agent prior to entering into any material amendment, waiver or other modification of any provision of the Advisory Agreement. Additionally, the Amendment includes as an event of default under the Credit Agreement the Company’s failure to cause the Adviser to comply with all terms and conditions of the control agreement between the Company, the Company’s custodian and the Administrative Agent and any other custodial agreement.

The foregoing summary does not describe all of the terms contained in the Amendment and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, the terms of which are incorporated herein by reference.

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Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	First Amendment to the Credit Agreement between HMS Income Fund, Inc. and Capital One, National Association dated August 16, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMS Income Fund, Inc.

Date: August 22, 2013	By:	/s/ Ryan T. Sims
Name: Ryan T. Sims
Title: Chief Financial Officer and Secretary

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